Exhibit (d)

THRIVENT CORE FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 2nd day of May, 2016 (the “Effective Date”), by and between THRIVENT CORE FUNDS (the “Trust”), a Delaware statutory trust, and THRIVENT ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares in separate series with each such series representing interests in a separate portfolio of securities and other assets (each, a “Fund”);

WHEREAS, the Trust offers shares in one initial Fund (additional Funds may be subsequently added to the Agreement according to the terms described herein);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to retain the Adviser as adviser to furnish investment advisory services in the manner and on the terms and conditions set forth in this Agreement with respect to the Fund identified on Exhibit A to this Agreement, as modified from time to time by the mutual consent of the parties, and the Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1. In General

The Trust hereby appoints the Adviser to act as investment adviser to the Trust with respect to the Fund described on Exhibit A attached hereto. The Adviser agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of the Fund and to supervise and arrange the purchase and sale of securities and other assets held in the portfolio of the Fund. The Adviser may engage, on behalf of the Trust or the Fund, the services of a Sub-Adviser, subject to any limitations imposed by the 1940 Act.

In the event that the Trust establishes one or more series of shares other than the Fund with respect to which the Trust desires to retain the Adviser to render investment advisory services hereunder, the Trust shall so notify the Adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Adviser is willing to render such services on the terms provided for herein, it shall so notify the Trust in writing, whereupon such series shall become a Fund hereunder.

2. Duties and Obligations of the Adviser With Respect to Management of the Trust

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust (the “Board of Trustees”), the Adviser (and the Sub-Adviser when authorized by the Adviser), as agent and attorney-in-fact with respect to the Trust, is authorized, in its discretion and without prior consultation with the Trust to:

(i) Buy, sell, exchange, convert, lend and otherwise trade in any stocks, bonds and any other securities or assets; and

(ii) Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Adviser may select.

(b) Any investment purchases or sales made by the Adviser and/or any Sub-Adviser shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Trust’s Declaration of Trust dated March 18, 2016, as amended form time to time (the “Declaration of Trust”); (4) any policies and determinations of the Board of Trustees; and (5) the fundamental policies of the Trust, as reflected in its Registration Statement under the 1940 Act, or as amended by the shareholders of the Trust.

(c) The Adviser shall also be responsible for (i) maintaining the Trust’s books and records (other than financial or accounting books and records maintained by any accounting services agent and such records maintained by the Trust’s custodian or transfer agent); ; (ii) responding to all inquiries or other communications of shareholders, if any, which are directed to the Adviser, or if any such inquiry or communication is more properly to be responded to by the Trust’s custodian, transfer agent or accounting services agent, overseeing their response thereto; (iii) overseeing all relationships between the Trust and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and (iv) authorizing and directing any of the Adviser’s directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser.

(d) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law of for any loss suffered by any of them in connection with the matters to which this Agreement is related, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Adviser (and its officers directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser’s conduct under the Agreement to the extent permitted by the Declaration of Trust and applicable law.

(e) Nothing in this Agreement shall prevent the Adviser or any “affiliated person” (as defined in the 1940 Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

(f) It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund’s Registration Statement under the 1940 Act or, if applicable, the Securities Act of 1933, except for information supplied by the Adviser for inclusion therein.

3. Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a) (ii) of this Agreement to arrange for the purchase and sale of securities and other assets held by the Fund by placing purchase and sale orders for the Fund, the Adviser and/or any Sub-Adviser shall select such broker-dealers (“brokers”) and shall, in the Adviser’s or Sub-Adviser’s judgment, implement the policy of the Trust to achieve “best execution,” i.e., prompt and efficient execution at the most favorable net price. In making such selection, the Adviser and/or Sub-Adviser is authorized to consider the reliability, integrity and financial condition of the broker. The Adviser and/or Sub-Adviser is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Adviser or Sub-Adviser. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Adviser and/or Sub-Adviser that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Adviser’s or Sub-Adviser’s overall responsibilities as to the accounts as to which it exercises investment discretion. The Adviser and/or Sub-Adviser shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Adviser and/or Sub-Adviser shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the

Adviser and/or Sub-Adviser in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Adviser and/or Sub-Adviser is also authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of “best execution,” as defined above and through guidance provided by applicable regulators.

4. Allocation of Expenses

The Adviser agrees that it will furnish the Trust, at the Adviser’s expense, with all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Adviser will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Adviser. All costs and expenses not expressly assumed by the Adviser under this Agreement shall be paid by the Trust, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Trustees other than those affiliated with the Adviser; (v) legal and audit expenses; (vi) fees and expenses of the Trust’s custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or its shares; (ix) expenses of preparing, printing and mailing reports and notices, proxy material and prospectuses to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust’s shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) all expenses which the Trust or a Fund agrees to bear in any distribution agreement.

5. Representations of Adviser.

Adviser represents, warrants, and agrees as follows:

(a) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Board of Trustees of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) The Adviser has adopted a written code of ethics (the “Adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Trust with a copy of the Adviser Code, together with evidence of its adoption. Adviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Adviser Code. The Adviser will furnish at least annually to the Board of Trustees a written report that (i) describes any issues arising under the Adviser Code since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Adviser Code with respect to the Fund and sanctions imposed in response to the material violations and (ii) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Adviser Code.

(c) The Adviser has provided the Trust with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, its most recent Part II of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part II of its Form ADV, furnish a copy of such amendment to the Trust.

6. Compensation of the Adviser

(a) The Adviser shall not charge a fee for its Services rendered pursuant to this Agreement.

(b) In the event the expenses of a Fund (including the fees of the Adviser and amortization of organization expenses, but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Adviser will reduce its fee by up to the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to a Fund so that at no time will there be any accrued, but unpaid, liability under this expense limitation.

7. Duration and Termination

(a) This Agreement shall go into effect for the Fund on the Effective Date, ; and with respect to any additional Fund, on the date of receipt by the Board of Trustees of notice from the Adviser in accordance with Section 1 hereof that Adviser is willing to serve as investment adviser with respect to such Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the initial Fund and, with respect to each additional Fund, for two years from the date on which this Agreement becomes effective with respect to such Fund. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as (i) such continuation shall be specifically approved at least annually (a) by either the Board of Trustees, or by vote of a majority of the outstanding voting securities of the Fund; and (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) the Adviser shall not have notified the Trust, in writing, at least 60 days prior to such approval that it does not desire such continuation. The Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

(b) This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust sixty (60) days’ written notice (which may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Adviser sixty (60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting share of such Fund. This Agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

8. Agreement Binding Only on Trust Property

The Adviser understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust’s property; the Adviser represents that it has notice of the provisions of the Trust’s Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

9. Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware and any applicable federal law.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

THRIVENT CORE FUNDS

/s/ David S. Royal
David S. Royal, President

THRIVENT ASSET MANAGEMENT, LLC

/s/ Russell W. Swansen
Russell W. Swansen, President

EXHIBIT A

TO

THRIVENT CORE FUNDS INVESTMENT ADVISORY AGREEMENT

Dated May 2, 2016

1.	Thrivent Core Short-Term Reserve Fund (effective May 2, 2016)